UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  October 26, 2010

ALLIED MOTION TECHNOLOGIES INC.

(Exact Name of Registrant as Specified in its Charter)

Colorado	0-04041	84-0518115
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

23 Inverness Way East, Suite. 150, Englewood, CO, 80112

(Address of Principal Executive Offices, including zip code)

303-799-8520

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

Effective October 26, 2010, Allied Motion Technologies Inc. and its wholly-owned subsidiary, Allied Motion Technologies B.V. (collectively, the “Company”), entered into a Third Amendment (the “Amendment”) to the Credit Agreement dated May 7, 2007 with JPMorgan Chase Bank, N.A. and J.P. Morgan Europe Limited.  The Amendment provides for a revolving credit facility of up to $4.0 million and EUR 3.0 million maturing on October 26, 2012 with a one-year extension option available with the lenders’ consent.

The Amendment reduces the interest rate on borrowings and the unused commitment fees.  The interest rate for borrowings may be a combination of one or more interest rate indices plus a margin as described below.

Index	Applicable Margin	Interest payments due
ALTERNATE BASE RATE (1)	1.0%	End of applicable interest period
LIBOR	2.0%	End of applicable interest period
EURIBOR	2.0%	End of applicable interest period

(1) The greater of Prime Rate, the Federal Funds Effective Rate plus 0.5%, or LIBOR plus 1%.

The Amendment contains financial covenants related to consolidated leverage ratio, consolidated fixed charge coverage ratio and minimum consolidated tangible net worth.  The Amendment also eliminated the limitations on the Company’s ability to make capital expenditures.

The foregoing description is qualified in its entirety by reference to the Amendment, a copy of which is filed as Exhibit 10 to this Form 8-K and incorporated herein by reference.

Item 2.03.              Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above.

Item 9.01  Financial Statements and Exhibits

The following are filed as exhibits to this Current Report on Form 8-K:

10            Third Amendment to Credit Agreement dated as of October 26, 2010 among Allied Motion Technologies Inc., Allied Motion Technologies B.V., JPMorgan Chase Bank, N.A. and J.P. Morgan Europe Limited.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:       November 1, 2010

ALLIED MOTION TECHNOLOGIES INC.

By:	/s/ Richard D. Smith
Richard D. Smith
Executive Chairman and Chief Financial Officer